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                                                       Exhibit 99(d)

                          Entergy Mississippi, Inc.
            Computation of Ratios of Earnings to Fixed Charges and Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                                                              12 months
                                                               1994      1995     1996      1997      1998    June 1999
Fixed charges, as defined:
  Total Interest                                               $52,764  $51,635   $48,007   $45,274   $40,927  $39,773
  Interest applicable to rentals                                 1,716    2,173     2,165     1,947     1,864    2,145
                                                              --------------------------------------------------------

Total fixed charges, as defined                                 54,480   53,808    50,172    47,221    42,791   41,918

Preferred dividends, as defined (a)                              9,447    9,004     7,610     5,123     4,878    4,861
                                                              --------------------------------------------------------
Combined fixed charges and preferred dividends, as defined     $63,927  $62,812   $57,782   $52,344   $47,669  $46,779
                                                              ========================================================

Earnings as defined:

  Net Income                                                   $48,779  $68,667   $79,210   $66,661   $59,268  $35,797
  Add:
    Provision for income taxes:
    Total income taxes                                          12,476   34,877    41,107    26,744    28,031   15,770
    Fixed charges as above                                      54,480   53,808    50,172    47,221    42,791   41,918
                                                              --------------------------------------------------------

Total earnings, as defined                                    $115,735 $157,352  $170,489  $140,626  $130,090  $93,485
                                                              ========================================================

Ratio of earnings to fixed charges, as defined                    2.12     2.92      3.40      2.98      3.04     2.23
                                                              ========================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                  1.81     2.51      2.95      2.69      2.73     2.00
                                                              ========================================================


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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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